Exhibit 5.1

300 COLORADO STREET SUITE 1800 AUSTIN, TX 78701 TELEPHONE: 512.617.0650 FACSIMILE: 737.910.0730 WWW.MOFO.COM

MORRISON & FOERSTER LLP

AMSTERDAM, AUSTIN, BERLIN, BOSTON,
BRUSSELS, DENVER, HONG KONG,
LONDON, LOS ANGELES, MIAMI, NEW
YORK, PALO ALTO, SAN DIEGO, SAN
FRANCISCO, SHANGHAI, SINGAPORE,
TOKYO, WASHINGTON, D.C.

November 26, 2025

Southwest Gas Holdings, Inc.

8360 S. Durango Drive

P.O. Box 98510

Las Vegas, NV 89193

Re: Resale Prospectus Supplement

Ladies and Gentlemen:

We have acted as counsel to Southwest Gas Holdings, Inc., a Delaware corporation (the “Company”), in connection with the resale of 6,032,604 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), by Icahn Partners Master Fund LP and Icahn Partners LP (the “Selling Stockholders”), pursuant to (i) its registration statement on Form S-3ASR (File No. 333-251074) relating to the Shares, as filed with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), which became effective upon filing on November 28, 2023 (together with the documents incorporated by reference therein, the “Registration Statement”), (ii) the base prospectus dated November 28, 2023 (together with the documents incorporated by reference therein, the “Base Prospectus”), and (iii) the prospectus supplement dated November 26, 2025 (together with the documents incorporated by reference therein and the Base Prospectus, the “Prospectus”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In addition, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Southwest Gas Holdings, Inc.
November 26, 2025
Page Two

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We consent to the use of this opinion as an exhibit to the above described Current Report on Form 8-K, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP